Exhibit 99

NEWS RELEASE

CONTACT:

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244

CTG Reports 2015 Second Quarter Results

•	Diluted EPS was $0.03 for the quarter, at high end of updated guidance

•	Revenue was $94.7 million, at high end of guidance

•	Strategic initiatives outlined

BUFFALO, N.Y. — July 28, 2015 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced its financial results for the 2015 second quarter which ended on July 3, 2015.

2015 Second Quarter Financial Review

	July 3, 2015		June 27, 2014	$ Change	% Change
Revenue	$94,744		$100,331	$(5,587)	(6)%

Operating income	$1,116	*	$5,470	$(4,354)	(80)%

Operating Margin	1.2	%*	5.5%

Net income	$554	*	$3,233	$(2,679)	(83)%

Net income per diluted share	$0.03	*	$0.20	$(0.17)	(85)%

Note: Dollar amounts in thousands except per share data

*	Includes the effect of charges in the 2015 second quarter as follows: $1.1 million, or $0.6 million net of tax and $0.04 of net income per diluted share, for the non-cash write-off of the Company’s IT medical management software, and $1.2 million, $0.6 million net of tax and $0.04 of net income per diluted share, related to a workforce reduction in Europe.

Excluding charges taken in the 2015 second quarter, net income per diluted share would have been $0.11. (See the Reconciliation of GAAP to Non-GAAP Information section below.)

Unfavorable foreign currency exchange reduced revenue by $3.9 million in the quarter, or approximately a half cent per diluted share. The decline in the 2015 second quarter operating margin reflects lower margins on healthcare solutions revenue, the absence of a large data analytics project which was included for about half of the 2014 second quarter, a shift in business mix to a higher proportion of lower margin staffing business and the charges taken totaling $2.3 million, offset slightly by a reduction in selling, administrative and general expenses.

CTG Reports 2015 Second Quarter Results

July 28, 2015

CTG’s effective tax rate in the second quarter of 2015 was 48.4%, compared with 40.3% in last year’s second quarter, an abnormally high rate due primarily to lower pretax income and certain costs in the United Kingdom for which the Company received no current tax benefit.

2015 First Half Review

	July 3, 2015		June 27, 2014	$ Change	% Change
Revenue	$192,221		$198,242	$(6,021)	(3)%

Operating income	$3,329	*	$10,945	$(7,616)	(70)%

Operating Margin	1.7	%*	5.5%

Net income	$1,821	*	$6,399	$(4,578)	(72)%

Net income per diluted share	$0.11	*	$0.39	$(0.28)	(72)%

Note: Dollar amounts in thousands except per share data

*	Includes the effect of charges in the 2015 second quarter as follows: $1.1 million, or $0.6 million net of tax and $0.04 of net income per diluted share, for the non-cash write-off of the Company’s IT medical management software, and $1.2 million, $0.6 million net of tax and $0.04 of net income per diluted share, related to a workforce reduction in Europe.

Excluding charges taken in the 2015 second quarter, net income per diluted share in the first half of 2015 would have been $0.19. (See the Reconciliation of GAAP to Non-GAAP Information section below.)

Unfavorable foreign currency exchange reduced revenue by $7.6 million in the first half of 2015, or approximately $0.02 per diluted share.

Strategic Initiatives

•	Staffing Services. CTG is accelerating growth in its staffing business and this quarter is increasing its revenue growth rate forecast from 4% to 5%, year over year. Since 2014, CTG has increased the number of U.S. recruiters by 20% and is in the process of hiring additional recruiting resources to address significant new opportunities. CTG expects that by the end of 2015 it will have grown the number of recruiters by over 35% and will have added a vice president to assist with growing revenue into 2016. CTG is evaluating the profitability of each of its contracts and is allowing poor performing engagements to run off or not renew. With scale and renewed focus on more profitable clients, CTG looks to enhance the profitability of its staffing business over time while accelerating its growth at greater than market rate.

•	Health Solutions & Life Sciences Leader On-boarded. Al Hamilton recently joined CTG as vice president and general manager of CTG Health Solutions and Life Sciences. Mr. Hamilton has commenced an in-depth review of CTG’s healthcare business and will leverage his broad expertise to grow the Company’s advisory, application management, delivery, payer, life sciences and technical consulting practices.

CTG Reports 2015 Second Quarter Results

July 28, 2015

•	Health Solutions & Life Sciences. CTG is expanding its direct sales force and is in the process of recruiting an additional four client sales personnel by the end of 2015 with revenue growth expected in 2016. CTG wrote off its IT medical management software during the second quarter of 2015 and has redirected resources previously dedicated to this tool to its expanding technology consulting practice. The technology consulting practice has already realized growth that exceeded 40% in the first half of 2015, year-over-year.

•	European Workforce Realignment. CTG eliminated thirteen positions in Europe in the second quarter of 2015. The Company plans to reinvest the savings from the elimination of these resources and is currently recruiting direct sales and sales support personnel to foster additional growth in the European market in 2016.

•	Energy. CTG has hired a new client sales person who will start in August and assist in sales for our energy business.

•	Balance Sheet. CTG is taking steps that will enhance its liquidity and improve performance. The Company is in the process of replacing its $40 million demand line of credit with a committed facility. Once the new arrangement is in place, CTG intends to pay off higher-interest-rate loans taken against the cash surrender value built up under life insurance policies on several former officers in the amount of approximately $17.5 million. The Company is also terminating its accelerated payment agreement with a major customer.

As a result of these lower cost borrowing alternatives, the company expects to generate savings in the second half of 2015 that will be used to reinvest in business development activities. CTG’s available cash balance will decrease while its days-sales-outstanding will increase by approximately 12 days due to the increase in its accounts receivable balance. The balance in other assets will increase by approximately $17.5 million. In the second quarter, the Company paid down approximately $5 million in loans against the life insurance policies.

•	Corporate Headquarters Sale. The Company has retained a real estate broker and has put its headquarters building on the market for $3.95 million. The potential sale of the property is expected to result in additional efficiencies through the consolidation of CTG’s Buffalo staff at its remaining Buffalo office facility.

•	Director Search. CTG’s Nominating and Corporate Governance Committee is currently interviewing candidates for its board of directors to help guide the Company’s future growth.

CTG Chief Executive Officer Cliff Bleustein commented, “We are committing additional resources to our staffing business with the goal of returning that unit to a growth rate that exceeds the industry average. Across healthcare, energy, and Europe we are investing in recruiting direct sales personnel and enhancing sales support, human resources and marketing.”

“In healthcare, we are excited that Al Hamilton has hit the ground running and is undertaking a thorough review of our capabilities across that business unit,” continued Mr. Bleustein. “It is encouraging to note that parts of this business appear to be stabilizing as growth in our advisory and technical consulting practices has replaced some of the shortfall in our electronic medical records delivery practice. We are confident that under Al’s leadership our healthcare practice will return to growth in 2016.”

CTG Reports 2015 Second Quarter Results

July 28, 2015

“In the short term we have initially assessed our capital allocation, administrative expenses, and overall cost structure to identify areas where we can improve profitability. The changes we are making to our borrowing arrangement and to the payment terms with a major customer represent a more efficient way of allocating capital. The potential sale of our headquarters building would result in a reduction in operating expenses along with improved workflow efficiency. Additionally, we are making incremental improvements through many small changes in administrative expense allocations.”

Stock Repurchase Program

CTG repurchased 6,000 of its shares in the 2015 second quarter. In July 2015, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. The Company has purchased 50,000 additional shares so far in the third quarter and as of July 27, 2015, there were approximately 475,000 shares available under CTG’s current repurchase authorization.

2015 Guidance and Outlook

CTG is issuing the following guidance for the 2015 third quarter and full year. The Company is revising its 2015 annual earnings estimate and tightening the projected annual revenue range from the guidance provided on June 16, 2015. Annual diluted net income per share has been increased by one cent at the range midpoint to reflect the fact that second quarter results were at the top end of the Company’s previous estimate.

2015 Third Quarter	Range	Range Midpoint	Change from prior year at range midpoint

Revenue	$94-96 million	$95 million	(2)%

Diluted net income per share	$0.10-$0.12	$0.11	(35)%

2015 Full Year

Revenue	$378-386 million	$382 million	(3)%

Diluted net income per share	$0.30-$0.38	$0.34	(47)%

Note: 64 billing days in Q3 2015 vs. 63 billings days in Q3 2014

Mr. Bleustein concluded, “While I have made many difficult decisions over the past three months, I firmly believe they were steps that had to be taken to position CTG for a return to improved profitability. I believe our management team is even stronger than when I came on board and our balance sheet is more flexible. Our staffing business and Europe, in local currencies, are growing while our energy business remains profitable. Our healthcare business is growing within technology and advisory consulting as delivery and application support stabilize. As we ramp up our sales force, we expect to see a return to solutions growth in 2016. I will continue to evaluate the business and make changes as necessary to provide flexibility and improve performance.”

CTG Reports 2015 Second Quarter Results

July 28, 2015

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP diluted earnings per share in this news release and believes that the use of non-GAAP financial information provides useful information to investors to gain an overall understanding of its current financial performance and prospects. Specifically, the Company believes the non-GAAP information as presented excludes expenses that the Company believes are not indicative of its core operating results.

The reconciliation of GAAP to non-GAAP diluted earnings per share for the 2015 second quarter and six-month period ended July 3, 2015, is as follows:

	Qtr ended July 3, 2015	Six mos. ended July 3, 2015
GAAP diluted earnings per share	$0.03	$0.11
Write-off of medical management tool	0.04	0.04
Costs associated with European workforce reduction	0.04	0.04

Non-GAAP diluted earnings per share	$0.11	$0.19

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business outlook on Tuesday, July 28, 2015, at 8:30 a.m. Eastern Time. Interested parties can dial 1-888-276-0010 beforehand and ask for the CTG conference call. A live webcast of the call will be available on CTG’s website: www.ctg.com. The webcast will be archived on CTG’s website at investor.ctg.com/events.cfm for approximately 90 days following completion of the conference call. A replay of the call will be available between 10:30 a.m. Eastern Time July 28, 2015 and 11:00 p.m. Eastern Time July 31, 2015, by dialing 1-800-475-6701 and entering the conference ID number 341053.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by nearly 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

CTG Reports 2015 Second Quarter Results

July 28, 2015

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2015, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, feedback from existing and potential new customers, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the dependence on orders from certain customers and their degree of concentration, the uncertainty of customers’ implementation of cost reduction projects, the ability of the Company to identify and develop marketable services, the anticipated amount and timing of revenue from business wins, risks relating to fluctuations in the Company’s operating results, the effect of healthcare reform mandates and initiatives, the mix of work and revenue between staffing and solutions, currency exchange risks, and new changes in government regulations and laws that affect the IT industry and the industries and countries in which the Company and its clients operate, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2014 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG Reports 2015 Second Quarter Results

July 28, 2015

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the quarter ended		For the Two Quarters Ended
	July 3, 2015	June 27, 2014	July 3, 2015	June 27, 2014

Revenue	$94,744	$100,331	$192,221	$198,242
Direct costs	79,143	79,133	159,315	156,112
Percent of revenue	83.5%	78.9%	82.9%	78.7%
Selling, general and administrative expenses	14,485	15,728	29,577	31,185

Percent of revenue	15.3%	15.7%	15.4%	15.7%
Operating income	1,116	5,470	3,329	10,945
Operating margin	1.2%	5.5%	1.7%	5.5%
Other expense, net	(42)	(55)	(52)	(152)

Income before income taxes	1,074	5,415	3,277	10,793
Provision for income taxes	520	2,182	1,456	4,394

Effective tax rate	48.4%	40.3%	44.4%	40.7%
Net income	$554	$3,233	$1,821	$6,399

Net income per share:
Basic	$0.04	$0.22	$0.12	$0.42

Diluted	$0.03	$0.20	$0.11	$0.39

Weighted-average shares out.:
Basic	15,439	14,999	15,423	15,074
Diluted	15,919	16,276	15,923	16,424

Cash dividend declared per share	$0.06	$0.06	$0.12	$0.12

CTG Reports 2015 Second Quarter Results

July 28, 2015

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	July 3, 2015	December 31, 2014	June 27, 2014

Current Assets:
Cash and cash equivalents	$31,441	$40,862	$31,650
Accounts receivable, net	63,454	67,292	73,447
Other current assets	4,671	4,580	3,694

Total current assets	99,566	112,734	108,791

Property and equipment, net	5,584	6,793	8,340
Goodwill	37,254	37,409	37,617
Other assets	18,398	13,309	12,140

Total Assets	$160,802	$170,245	$166,888

Current Liabilities:
Accounts payable	$5,880	$8,865	$8,520
Dividend payable	918	896	884
Accrued compensation	22,734	27,371	28,635
Other current liabilities	4,572	6,377	4,717

Total current liabilities	34,104	43,509	42,756

Long-term debt	—	—	—
Other liabilities	14,422	15,770	10,713
Shareholders’ equity	112,276	110,966	113,419

Total Liabilities and Shareholders’ Equity	$160,802	$170,245	$166,888

CTG Reports 2015 Second Quarter Results

July 28, 2015

Computer Task Group, Incorporated (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two
	Quarters Ended
	July 3, 2015	June 27, 2014

Net income	$1,821	$6,399
Depreciation and amortization expense	1,114	1,618
Equity-based compensation expense	672	1,193
Other operating items	(5,813)	(15,809)

Net cash used in operating activities	(2,206)	(6,599)
Net cash used in investing activities	(661)	(1,569)
Net cash used in financing activities	(5,704)	(6,316)
Effect of exchange rates on cash and cash equivalents	(850)	(93)

Net decrease in cash and cash equivalents	(9,421)	(14,577)
Cash and cash equivalents at beginning of period	40,862	46,227

Cash and cash equivalents end beginning of period	$31,441	$31,650

CTG Reports 2015 Second Quarter Results

July 28, 2015

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Two Quarters Ended
Revenue by Service	July 3, 2015		June 27, 2014		July 3, 2015		June 27, 2014

IT Solutions	$31,920	34%	$40,500	40%	$64,073	33%	$78,841	40%
IT Staffing	62,824	66%	59,831	60%	128,148	67%	119,401	60%

Total	$94,744	100%	$100,331	100%	$192,221	100%	$198,242	100%

Revenue by Vertical Market

Tech. Service Providers	30%		26%		29%		26%
Manufacturing	26%		22%		27%		22%
Healthcare	25%		31%		25%		31%
Financial Services	7%		8%		7%		8%
Energy	5%		6%		5%		6%
General Markets	7%		7%		7%		7%

Total	100%		100%		100%		100%

Revenue by Location

North America	$78,085	82%	$80,513	80%	$157,779	82%	$157,662	80%
Europe	16,659	18%	19,818	20%	34,442	18%	40,580	20%

Total	$94,744	100%	$100,331	100%	$192,221	100%	$198,242	100%

Foreign Currency Impact on Revenue

Europe	$(3,864)		$1,010		$(7,599)		$1,775

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$1,766		$2,550		$3,544		$5,063

Cash at End of Period	$31,441		$31,650

Cash from Operations	$2,207		$2,676		$(2,206)		$(6,599)

Long-term Debt Balance	$0		$0		$0		$0

Billable Days in Period	63		64		129		126

DSO	61		67

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CTG news releases are available on the Web at www.ctg.com